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                                                                    EXHIBIT 11.1

              CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

                                                                     YEAR ENDED DECEMBER 31,           THREE MONTHS
                                                            ---------------------------------------   ENDED MARCH 31,
                                                                1995          1996          1997            1997
                                                            -----------   -----------   -----------   ---------------
Shares of common stock, beginning........................       990,000     1,053,112     1,097,591       1,121,633
                                                            ===========   ===========   ===========     ===========
Shares of common stock, ending...........................     1,053,112     1,097,591     1,121,633       1,121,633
                                                            ===========   ===========   ===========     ===========
Computation of weighted average number of basic and
  diluted shares:
  Common shares outstanding at the beginning of the
    year.................................................       990,000     1,053,112     1,097,591       1,121,633
  Weighted average number of net shares issued...........         9,510        23,875       133,676              --
                                                            -----------   -----------   -----------     -----------
          WEIGHTED AVERAGE SHARES OUTSTANDING (BASIC)....       999,510     1,076,987     1,111,267       1,121,633
  Weighted average of potential dilutive shares for:
    Stock options granted, computed using the treasury
      stock method.......................................            --            --            --              --
    Convertible preferred stock, computed using the "if
      converted" method..................................            --            --            --              --
                                                            -----------   -----------   -----------     -----------
          WEIGHTED AVERAGE NUMBER OF SHARES (DILUTED)....       999,510     1,076,987     1,111,267       1,121,633
                                                            ===========   ===========
  Weighted average of additional shares deemed
    outstanding from the conversion of preferred
    stock................................................                                 5,170,015       5,834,404
                                                                                        -----------     -----------
          TOTAL PRO FORMA AVERAGE SHARES OUTSTANDING.....                                 6,281,282       6,956,037
                                                                                        ===========     ===========
Net loss.................................................   $(4,234,159)  $(2,777,052)  $(5,250,634)    $(2,472,325)
                                                            ===========   ===========   ===========     ===========
Basic and diluted loss per share.........................   $     (1.23)  $     (2.58)  $     (4.72)    $     (2.20)
                                                            ===========   ===========   ===========     ===========
Pro forma basic and diluted loss per share...............                               $     (0.84)    $     (0.36)
                                                                                        ===========     ===========
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